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             RURAL CELLULAR CORPORATION AND SUBSIDIARIES              EXHIBIT 11
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                       THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                       --------------------------      --------------------------
                                          1996            1995            1996            1995
                                       ----------      ----------      ----------      ----------
NET INCOME                             $  905,656      $  497,238      $  764,281      $  455,298
                                       ==========      ==========      ==========      ==========

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING:
        Common shares outstanding       8,853,283       5,983,420       8,133,206       5,983,420
        Common stock equivalents           31,486            --            19,766            --
                                       ----------      ----------      ----------      ----------
                                        8,884,769       5,983,420       8,152,972       5,983,420
                                       ==========      ==========      ==========      ==========

NET INCOME PER COMMON SHARE            $      .10      $      .08      $      .09      $      .08
                                       ==========      ==========      ==========      ==========


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